FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS

21,119,488 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Xfone, Inc.

[●], 2011

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Xfone, Inc. (the “Company”) of shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to non-transferable, non-tradable subscription rights (the “Rights”) distributed to all holders of record (“Record Holders”) of shares of Common Stock, at the close of business on [●], 2011  (the “Record Date”).  The Rights are described in the Company’s Prospectus, dated [●], 2011 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 21,119,488 shares of its Common Stock pursuant to the Prospectus (the “Underlying Shares”).  The Rights will expire, if not exercised, by 5:00 p.m., New York City Time (midnight Israel time), on [●], 2011 (the “Expiration Date”).

As described in the accompanying Prospectus, each Record Holder will receive one (1) Right for every one (1) share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right allows the holder thereof to subscribe for one (1) a share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.30 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded up to the nearest whole number.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 1,000 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Oversubscription Privilege”) at the same Subscription Price of $0.30 per share, for additional shares of Common Stock unclaimed by other holders of rights in this offering on a pro rata basis as of 5:00 p.m., New York City Time (midnight, Israel time), on the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Oversubscription Privilege.  Each holder of Rights may exercise his Oversubscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Privilege, the Company will allocate the remaining Excess Shares  pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Oversubscription Privileges.  For the purposes of determining their eligibility for the Oversubscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of Underlying Shares available under their Basic Subscription Privilege. For example, if X shareholder subscribes for 20 shares and Y shareholder subscribes for 30 shares pursuant to their oversubscription privileges and there are only 30 shares available for oversubscription, X would receive the right to purchase 20/50 of the 30 shares available for oversubscription and Y would receive the right to purchase 30/50 of the 30 shares available for oversubscription.  See “The Rights Offering- Subscription Rights-Oversubscription Privilege” in the Prospectus.

No holder can own, as a result of the exercise of his/her/its Basic Subscription Privilege or the Oversubscription Privilege a number of shares of our common stock which would result in such holder owning, as of the consummation of the Rights Offering, in excess of 30% of our Common Stock, on a fully-diluted basis. The U.S. Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee.  Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for every one (1) share of Common Stock owned by such beneficial owner as of the Record Date.  Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.  If you exercise the Oversubscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the U.S. Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the U.S. Subscription Agent, or the Information Agent.  Enclosed are copies of the following documents:

1.           Prospectus;

2.           Subscription Rights Certificate;

3.           Instructions for Use of Xfone, Inc. Subscription Rights Certificates; and

4.          A return envelope addressed to Transfer Online, Inc., the U.S. Subscription Agent.

Your prompt action is requested.  To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the U.S. Subscription Agent, as indicated in the Prospectus.  The U.S. Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., New York City Time (midnight Israel time), on the Expiration Date. See the sections entitled “The Rights Offering - Method of Exercising Subscription Rights” and “The Rights Offering - Method of Payment” in the Prospectus. A Rights holder cannot revoke or change the exercise of his Rights.  Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Institutional Marketing Services ("IMS"). The Information Agent's telephone number is (203) 972-9200.

Very truly yours,

XFONE, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF XFONE, INC., THE U.S. SUBSCRIPTION AGENT, THE ISRAELI NOMINEE COMPANY, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.